UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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MORGANS HOTEL GROUP CO.
(Name of Registrant as Specified in Its Charter)

KERRISDALE ADVISERS, LLC KERRISDALE CAPITAL MANAGEMENT, LLC KERRISDALE PARTNERS MASTER FUND LTD SAHM ADRANGI JORDON GIANCOLI NAVI HEHAR JOHN BRECKER ANDREW BROAD ALAN CARR L. SPENCER WELLS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kerrisdale Capital Management, LLC, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Morgans Hotel Group Co., a Delaware corporation.

On March 12, 2014, Kerrisdale Capital Management, LLC issued the following press release:

KERRISDALE CAPITAL MANAGEMENT NOMINATES A SLATE OF SEVEN HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION AT MORGANS HOTEL GROUP’S 2014 ANNUAL MEETING

Issues Open Letter to Morgans Hotel Group Stockholders

NEW YORK, March 12, 2014 (PR NEWSWIRE) – Kerrisdale Capital Management, LLC (“Kerrisdale”), a private investment management firm and beneficial owner of more than 3% of the shares of Morgans Hotel Group Co. (“Morgans” or the “Company”) (NASDAQ: MHGC), today announced that it has nominated a slate of highly qualified candidates for election to the Morgans Board at the Company’s 2014 Annual Meeting of Stockholders.

In connection with its nominations, Kerrisdale also issued an open letter to Morgans stockholders, the full text of which follows:

March 12, 2014

Dear Fellow Stockholders,

Kerrisdale Capital Management, LLC, together with its affiliates (“Kerrisdale”), is a significant stockholder of Morgans Hotel Group Co. (“Morgans” or the “Company”).  We are writing to inform you that we have delivered a notice to the Company pursuant to which we have nominated a slate of seven highly qualified director candidates for election to the Company’s Board of Directors (the “Board”) at Morgans’ 2014 annual meeting of stockholders, which the Company has announced will be held on May 14, 2014 (the “2014 Annual Meeting”).

Kerrisdale strongly believes that the best way for the Company to maximize value for stockholders is to work with a financial advisor to fully explore all strategic alternatives and conduct an auction to sell the Company at the highest price possible.  We believe that Morgans has highly attractive assets that should garner substantial interest from both financial and strategic acquirers.  Specifically, we firmly believe that a well-capitalized and proven global hotel operator can effectuate the expansion of the Company’s Mondrian, Delano and Hudson brands more expeditiously and at better economics than the currently undercapitalized Morgans.

Last year, the former Board disclosed that an international hotel company submitted a $7.50 per share bid for the Company’s common stock on two separate occasions and that as of June 2013, Morgans had received expressions of interest from eight potential buyers.   We believe that there remains a high level of interest in Morgans, and as part of the sale process, we would expect the Company to immediately engage with all third parties who have previously indicated an interest in acquiring the Company.

Last year’s strategic interest in Morgans offers a glimpse into the desirability of the Company’s assets and the potential value that may be unlocked for stockholders through a sale process.

The current Board’s lack of commitment to an exploration of strategic alternatives, combined with its general lack of communication to the investment community about its long-term intentions for the Company, calls into doubt whether this Board is taking the right steps towards maximizing stockholder value. The Board’s apparent focus on operational improvements and its commitment of Company resources to battling Morgans’ largest creditor indicates that the Board intends to operate Morgans as a standalone business for far longer than, what we believe, stockholders desire.

In nominating a slate of candidates for the Board, we offer stockholders a way to clearly express their support for Morgans to immediately conduct an open and robust sale process.

In addition to the Board’s apparent disinterest in pursuing a full review of all strategic alternatives to maximize stockholder value, the Board has also called into question its ability to act as responsible stewards of stockholder capital, as exemplified by the following:

•	The current Board has reduced the level of transparency and communications with the Company’s stockholders. Under the leadership of the current Board:

o	Morgans has ceased conducting quarterly conference calls following earnings releases;

o	The Board has failed to respond to the acquisition bid by Yucaipa Cos. (the Company’s largest stockholder) in November 2013 for $8.00 per share; and

o	The Board has failed to respond to our September 2013 letter urging the Company to explore strategic alternatives.

We believe that stockholders deserve an open line of communication with management and Company’s directors, and unfortunately, the current Board seems unwilling to constructively engage with stockholders.

•
In response to stockholder demands, rather than nominate a representative of Yucaipa Cos. to the Board, Morgans’ current leadership elected to pay a higher interest rate on the Company’s convertible securities.  Personal animosities should not be permitted to interfere with the best course of action for the Company’s stockholders.

•
Strained personal relations between the current Board and the Company’s largest creditor has led to increased corporate expenses related to litigation with Yucaipa Cos., Andrew Sasson (who previously served as a director of the Company) and other parties.  In addition, these strained personal relations have led the Board to retire debt bearing a low 2.375% interest rate and replace it with far costlier mortgage debt bearing an interest rate of LIBOR plus 565 basis points.

In contrast with the current Board’s many deficiencies and apparent inability to act in the best interests of the Company’s stockholders, our nominees are committed to exploring strategic alternatives in a robust and transparent manner.  Kerrisdale is confident that its director nominees will provide effective, stockholder-aligned leadership of Morgans and will place the Company on a distraction-free path to reward stockholders in the short-term.

Sincerely,

Sahm Adrangi
Chief Investment Officer
Kerrisdale Capital Management, LLC

About Kerrisdale Capital Management, LLC

Kerrisdale Capital Management, LLC is a fundamentally-oriented investment manager that focuses on long-term value investments and event-driven special situations. Kerrisdale has $300 million in assets under management and is based out of New York City.

For further information, please contact:

Sahm Adrangi
Chief Investment Officer
Kerrisdale Capital Management, LLC
1212 Avenue of the Americas, 3rd Floor
New York, NY 10036
Telephone: 212.792.9148

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kerrisdale Capital Management, LLC (“Kerrisdale”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Morgans Hotel Group Co., a Delaware corporation (the “Company”).

KERRISDALE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Kerrisdale, Kerrisdale Partners Master Fund Ltd (“Master Fund”), Kerrisdale Advisers, LLC (“Advisers”), Sahm Adrangi, Jordon Giancoli, Navi Hehar, John Brecker, Andrew Broad, Alan Carr and L. Spencer Wells (collectively, the “Participants”).

As of the date of this filing, Master Fund directly owns 954,576 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company. As of the date of this filing, Advisers, as the investment advisor to Master Fund and certain managed accounts (the “Accounts”), beneficially owns the 954,576 shares of Common Stock owned directly by Master Fund and 143,810 shares of Common Stock owned beneficially by the Accounts. Mr. Adrangi, as the Managing Member of Advisers, beneficially owns the 1,098,386 shares of Common Stock owned beneficially by Advisers. None of Messrs. Brecker, Broad, Carr, Wells, Giancoli and Hehar owns any shares of Common Stock.

John Brecker is an investment professional with management experience in a family of hedge funds and expertise in both domestic and international industries. Mr. Brecker is currently a Partner at Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee.

Andrew Broad is a veteran of the hospitality industry with 15+ years of experience in hotel brokerage, third party hotel management, and brand development.

Alan Carr is an investment professional with more than 18 years of experience working from the principal and advisor side on complex, process-intensive financial situations. Mr. Carr is the founder of Drivetrain Advisors.

L. Spencer Wells is currently a Partner at Drivetrain Advisors. Mr. Wells was formerly a Partner with TPG Special Situations with joint responsibility for a multi-billion dollar portfolio of distressed credit investments.

Sahm Adrangi is the Portfolio Manager of Kerrisdale. Prior to founding Kerrisdale, Mr. Adrangi was an investment analyst at Longacre Fund Management, a distressed debt credit fund.

Jordon Giancoli is a Principal and the Director of Research of Kerrisdale. Prior to joining Kerrisdale, Mr. Giancoli was an Associate at Ondra Partners, a M&A and strategic advisory firm.

Navi Hehar is a Principal of Kerrisdale. Prior to joining Kerrisdale, Mr. Hehar was an Analyst at Royal Capital Management LLC, a New York based investment firm.